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                                                                     EXHIBIT 3.1

                               FIRST AMENDMENT TO

                          AGREEMENT AND PLAN OF MERGER

      This Agreement is effective November 15, 2000, by and between TEMROC METALS, INC., a Minnesota corporation ("Temroc"), QUANEX CORPORATION, a Delaware corporation ("Quanex") and QUANEX FIVE, INC., a Delaware corporation and wholly owned subsidiary of Quanex ("Sub").

                                    RECITALS

      1. Temroc, Quanex and Sub entered into that certain Agreement and Plan of Merger dated October 23, 2000 ("Merger Agreement").

      2. It is the intent of the parties that the Merger Consideration to the Temroc stockholders as defined in the Merger Agreement, shall include (i) the cash payment made by Quanex to Temroc at Closing, (ii) any Adjustment Amount required by Section 1.9(d) of the Merger Agreement, (iii) the cash proceeds received from the sale of AaCron, Temroc's wholly owned subsidiary, (iv) membership units in Cormet Land, LLC, and (v) amounts remaining in the Escrow Account, not to exceed $900,000.

      3. The parties felt that certain language in the Merger Agreement did not properly reflect all of the items included within the definition of Merger Consideration.

      4. Temroc, Quanex and Sub have agreed to amend the Merger Agreement as set forth herein.



      NOW, THEREFORE, Temroc, Quanex and Sub, agree as follows:


      1. The first sentence of Section 1.6 of the Merger Agreement shall be amended to read as follows:

            "In reliance on the representations and warranties of Temroc contain in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, except as provided in Section 1.7 (regarding shares held by dissenting shareholders), Parent shall pay the shareholders of Temroc a total consideration of $18,771,300, plus the adjustments payable by Parent as described in Section 1.9, as applicable and Temroc shall pay the shareholders of Temroc the cash and/or property described in Section 1.9, as applicable (collectively the "Merger Consideration")."

      2. Section 1.9(a) of the Merger Agreement shall amended to read as follows:

            "The Net Asset Value as of December 31, 1999 was $5,227,368. If, based on Temroc's financial statements as of July 31, 2000, the Net Asset Value as of July 31, 2000 exceeds $5,227,368, then Parent shall pay at Closing, as Merger Consideration, an amount equal to such

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excess (the "Additional Closing Consideration"). If the Net Asset Value as of
July 31, 2000 does not exceed $5,227,368, then Parent shall not pay any amount as additional Merger Consideration at the time of the Closing. Any cash proceeds received by Temroc pursuant to the disposition of the stock of AaCron will be paid by Temroc as Merger Consideration to the shareholders of Temroc at the Closing. Prior to the Closing, Temroc's interests in the Partnerships shall be contributed to Cormet Land, LLC ("Cormet") in return for all of the membership interests in Cormet, and the membership interests in Cormet shall be assigned by Temroc to the shareholders of Temroc at the Closing as Merger Consideration. The cash proceeds received by Temroc for the sale of the AaCron stock and the membership interests in Cormet received by Temroc for the disposition of the Partnerships will not be included on the Closing Date Balance Sheet, as defined in Section 1.9(b) below."

      3. The first sentence of Section 1.9(d) of the Merger Agreement shall be amended to read as follows:

            "If the Net Asset Value, based on the Closing Date Balance Sheet (the "Closing Date Net Asset Value"), is greater than the sum of $5,227,368 and the Additional Closing Consideration, Parent shall pay the Temroc shareholders as additional Merger Consideration an Adjustment Amount equal to the excess of the Net Asset Value over the sum of $5,227,368 and the Additional Closing Consideration, plus interest on such excess amount based on an annual rate of 7.5% from the date of the Closing until the date of payment by the Parent."

      4. The amendments above shall be the sole changes to the Agreement and Plan of Merger and all other terms of the Agreement and Plan of Merger shall remain effective and enforceable.

      IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the date and year first indicated above.



                                    QUANEX CORPORATION

                                    By    /s/
                                       ----------------------------------------
                                    Its   Vice President - Finance
                                       ----------------------------------------


                                    QUANEX FIVE, INC.

                                    By    /s/
                                       ----------------------------------------
                                    Its   Vice President - Finance
                                       ----------------------------------------


                                    TEMROC METALS, INC.

                                    By    /s/
                                       ----------------------------------------
                                    Its: President

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